EXHIBIT 5.1

One Shell Plaza 910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

June 3, 2016

082911.0104

LGI Homes, Inc.
1450 Lake Robbins Drive
Suite 430
The Woodlands, Texas 77380

Re:	LGI Homes, Inc.
2016 Employee Stock Purchase Plan

Ladies and Gentlemen:
We have acted as counsel to LGI Homes, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, that may be issued pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s Certificate of Incorporation and Bylaws, each as amended to date, the Plan, corporate records of the Company, including minute books of the Company, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will not be less than the par value of the Shares.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:
1.     The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

LGI Homes, Inc.	- 2 -	June 3, 2016

2.    The Shares are duly authorized for issuance and, when issued from time to time in accordance with the provisions of the Plan, including, without limitation, upon payment for such Shares as provided in the Plan, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.
The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.
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